UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 19, 2022

ALPHABET INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37580	61-1767919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	GOOGL	Nasdaq Stock Market LLC (Nasdaq Global Select Market)
Class C Capital Stock, $0.001 par value	GOOG	Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2022, the Leadership Development, Inclusion and Compensation Committee (the “Committee”) of the Board of Directors of Alphabet Inc. (“Alphabet”) approved a new equity award for Sundar Pichai, Chief Executive Officer of Alphabet and Google LLC (“CEO”).

The Committee currently follows a triennial grant cycle for CEO equity awards. Mr. Pichai’s last equity award was granted in December 2019.

As with the 2019 award, the award consists of both performance-based and time-based equity. The vesting of a significant portion of the award will depend on Alphabet’s total shareholder return (relative to S&P 100 companies) (“TSR”), and this performance-based equity may not vest at all.

The Committee recognizes Mr. Pichai’s strong performance as CEO. The on-target value of the award is unchanged from the 2019 award. However, relative to the 2019 award, the Committee made two design changes such that more of the award’s vesting dependent on performance: (1) increased the proportion of performance stock units (“PSUs”) to 60% from 43%, and (2) increased the performance requirement for on-target PSU payout to 55th percentile from 50th percentile of TSR. These changes further align Mr. Pichai’s compensation to long-term shareholder value creation and Alphabet’s stock performance relative to the S&P 100 over the applicable performance periods.

For this triennial award, Mr. Pichai was granted two tranches of PSUs with a target value of $63,000,000 each. The target number of PSUs was calculated by dividing the target value of the total PSU grant by the average closing price of Alphabet’s Class C capital stock during the month of November 2022 (the “Average Closing Price”). The PSUs will vest, if at all, based on the TSR performance over a 2023-2024 performance period for the first tranche and over a 2023-2025 performance period for the second tranche, subject to continued employment on each applicable vesting date. Depending upon Alphabet’s TSR performance, the number of PSUs that vest in a tranche will range from 0%-200% of target. Each vested PSU will entitle Mr. Pichai to receive one share of Alphabet’s Class C capital stock. Upon termination of employment by reason of death, unvested PSUs with respect to a tranche will immediately vest at target (or actual if the performance period ended prior to death). Upon termination of employment by Alphabet without cause, PSUs will vest based on actual performance but will be prorated based on the number of calendar days in the performance period that Mr. Pichai performed services and any remaining unvested PSUs will be forfeited. The PSUs are subject to the terms and conditions of Alphabet’s Amended and Restated 2021 Stock Plan and the applicable PSU agreement. The foregoing description is only a summary of the terms of the PSU award and is qualified in its entirety by reference to the full text of Mr. Pichai’s form PSU agreement, which will be filed as an exhibit to Alphabet’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

The triennial award also included a grant of $84,000,000 in the form of Alphabet restricted stock units (“GSUs”). The number of GSUs was calculated by dividing the GSU award amount by the Average Closing Price. These GSUs will vest over three years as follows: 1/12th will vest on March 25, 2023, and an additional 1/12th will vest quarterly thereafter until fully vested, in each case subject to continued employment on each applicable vesting date. Upon vesting, each GSU will entitle Mr. Pichai to receive one share of Alphabet’s Class C capital stock. Upon termination of employment by reason of death, all unvested GSUs will immediately vest. All GSUs are subject to the terms and conditions of Alphabet’s Amended and Restated 2021 Stock Plan and the applicable GSU agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHABET INC.

December 21, 2022	/s/ Kathryn W. Hall
Kathryn W. Hall
Assistant Secretary